Exhibit 99.1

WEDNESDAY, JUNE 7, 2017

SOTHERLY HOTELS INC. ENTERS INTO AGREEMENT TO PURCHASE

CONDO HOTEL COMMERCIAL UNIT

Williamsburg, Virginia – June 7, 2017 – Sotherly Hotels Inc. (NASDAQ: SOHO) (the “Company”) today announced that the Company has entered into an agreement (the “Agreement”) to purchase the commercial unit of the planned Hyde Beach House Resort & Residences (the “Planned Hotel”) under development in Hollywood, Florida for $5.10 million. The Agreement includes the purchase of the hotel commercial unit, which consists of the designated lobby and front desk areas, offices, and other spaces. In addition, the Company will enter into a lease for the parking garage and poolside cabanas of the Planned Hotel, as well as an agreement to operate and manage the condominium association.  The Agreement also includes a Pre-Opening Services Agreement whereby the Seller has agreed to pay the Company $0.75 million in connection with certain pre-opening activities.

The Hyde Beach House Resort & Residences is a new development in Hollywood, Florida slated to open in the second quarter of 2019. The Planned Hotel is located adjacent to the Company’s Crowne Plaza Hollywood Beach Resort and directly across from the Hyde Resort & Residences.

The 342-unit condominium-hotel consists of 265 use-restricted units and 77 residences that feature one, two and three bedroom layouts. The property will feature luxury amenities that include an expansive pool deck with infinity edge pool, Sports Club and Aqua Club offering watersports on the Intracoastal Waterway.

Drew Sims, Chief Executive Officer of the Company, commented, “This transaction represents the final phase of a value creation strategy we have envisioned since we initially commenced our investment into the South Florida market. Once completed, this will be a unique complex that offers a tremendous variety of product offerings and amenities for our guests while providing the ability to fully implement and take advantage of operational efficiencies and sales and marketing synergies.

About Sotherly Hotels Inc.

Sotherly Hotels Inc. is a self-managed and self-administered lodging REIT focused on the acquisition, renovation, upbranding and repositioning of upscale to upper-upscale full-service hotels in the Southern United States. Currently, the Company’s portfolio consists of investments in eleven hotel properties, comprising 2,838 rooms, and an interest in the Hyde Resort & Residences, a luxury condo hotel. Most of the Company’s properties operate under the Hilton Worldwide, InterContinental Hotels Group and Marriott International, Inc. brands. Sotherly Hotels Inc. was organized in 2004 and is headquartered in Williamsburg, Virginia. For more information, please visit www.sotherlyhotels.com.

Contact at the Company:

Scott Kucinski

Vice President – Operations and Investor Relations

Sotherly Hotels Inc.

410 West Francis Street

Williamsburg, Virginia 23185

(757) 229-5648